NEWS RELEASE
  For Immediate Release
  ---------------------
        Contacts:                               Sard Verbinnen & Co.
        Homestake Mining Company                George Sard/Paul Verbinnen
        Michael A. Steeves                      (212) 687-8080
        (415) 983-8169



               HOMESTAKE MINING CLEARS ANTITRUST REVIEW
               FOR ACQUISITION OF SANTA FE PACIFIC GOLD
               ----------------------------------------

     SAN FRANCISCO, CA, January 21, 1997 - Homestake Mining Company (NYSE: HM) announced today that its pending acquisition of Santa Fe Pacific Gold Corporation (NYSE: GLD) has cleared government antitrust review. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has expired without a request for additional information.

     "This compelling transaction has been unanimously approved by the Boards of Homestake and Santa Fe because they believe it will deliver superior value to the shareholders of both companies," said Jack E. Thompson, President and Chief Executive Officer of Homestake. "With antitrust clearance behind us, we are moving ahead based on our definitive merger agreement to complete this combination.
Together, Homestake and Santa Fe will create a new top-tier gold producer with the asset base, financial strength and operating skills to pursue an aggressive growth strategy. We intend to earn a market valuation reflecting our improved fundamentals."

     Hometake Mining Company is an international gold mining company with substantial operations and exploration in the U.S., Canada and Australia. Homestake also has active exploration programs in the Andes, Venezuela, French Guiana, Brazil and elsewhere in Latin America, and development and/or evaluation projects in Chile, Russia and Bulgaria.

                                  -more-


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      INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
         OF HOMESTAKE MINING COMPANY AND OTHER REPRESENTATIVES
         OF HOMESTAKE MINING COMPANY WHO MAY COMMUNICATE WITH HOMESTAKE AND SANTA FE PACIFIC GOLD CORPORATION SHAREHOLDERS

          The following is information concerning the directors and executive officers of Homestake Mining Company and other representatives of Homestake ("Homestake") who may communicate with Homestake and Santa Fe Pacific Gold Corporation ("Santa Fe") shareholders with respect to (i) Homestake's planned combination with Santa Fe pursuant to which Santa Fe will become a wholly-owned subsidiary of Homestake and each outstanding share of Santa Fe Common Stock, $0.01 par value, will be converted into the right to receive
1.115 shares of Homestake Common Stock, $1.00 par value (the "Combination") and (ii) the proposed offer by Newmont Mining Corporation ("Newmont") disclosed in the preliminary prospectus contained in the Registration Statement on Form S-4 of Newmont that was filed with the Securities and Exchange Commission on January 7, 1997 (Registration No. 333-19335), to exchange each outstanding share of Santa Fe Common Stock for 0.40 of a share of Newmont Common Stock, $1.60 par value. Newmont's proposed offer has not been commenced. Newmont's Registration Statement states that its principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203. Santa Fe's principal executive offices are located at 6200 Uptown Boulevard NE, Suite 400, Albuquerque, New Mexico 87110.

                  Directors and Officers of Homestake


                                   Present Position with
                                   Homestake or Other Principal
Name and Business Address          Occupation or Employment
-------------------------          ----------------------------

M. Norman Anderson.............    Director, Homestake Mining
     N Anderson & Associates       Company; Former Chairman
     502-455 Granville Street      International Corona
     Vancouver, V6C1V2             Corporation; Mining Industry
                                   Consultant.

Jan P. Berger....................  Treasurer, Homestake Mining
     Homestake Mining Company      Company.
     650 California Street
     San Francisco, CA 94108-
     2788

Michael L. Carroll...............  Director of Taxes and
     Homestake Mining Company      Assistant Secretary,
     650 California Street         Homestake Mining Company.
     San Francisco, CA 94108-
     2788

Robert H. Clark, Jr..............  Director, Homestake Mining
     529 Fifth Avenue              Company; President and
     Suite 1600                    Chief Executive Officer, Case,
     New York, NY  10017           Pomeroy & Company, Inc.

Harry M. Conger..................  Director and Chairman of
     Homestake Mining Company      the Board,
     650 California Street         Homestake Mining Company.
     San Francisco, CA 94108-
     2788

G. Robert Durham.................  Director, Homestake Mining
     943 Seddon Cove Way           Company.
     Tampa, FL 33602

Gene G. Elam.....................  Vice President, Finance and
     Homestake Mining Company      Chief Financial Officer,
     650 California Street         Homestake Mining Company.
     San Francisco, CA 94108-
     2788

Douglas W. Fuerstenau............  Director, Homestake Mining
     University of California,     Company; Professor in the
     Berkeley                      Graduate School, Department
     477 Evans Hall                of Materials Science and
     No. 1760                      Mineral Engineering,
     Berkeley, CA  94720           University of California,
                                   Berkeley.

Dennis B. Goldstein..............  Corporate Counsel and
     Homestake Mining Company      Assistant Secretary,
     650 California Street         Homestake Mining Company.
     San Francisco, CA 94108-
     2788

Lee A. Graber....................  Vice President, Corporate
     Homestake Mining Company      Development, Homestake
     650 California Street         Mining Company.
     San Francisco, CA 94108-
     2788

Henry G. Grundstedt..............  Director, Homestake Mining
     P.O. Box 105                  Company; Former Senior Vice
     Umpqua, OR 97486-0105         President, Capital Guardian
                                   Trust.

Fred Hewett......................  Assistant Controller,
     Homestake Mining Company      Homestake Mining Company.
     650 California Street
     San Francisco, CA 94108-
     2788

William A. Humphrey..............  Director, Vice Chairman of
     Homestake Mining Company      the Board, Former President
     650 California Street         and Chief Operating
     San Francisco, CA 94108-      Officer, Homestake Mining Company.
     2788


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Robert K. Jaedicke..............   Director, Homestake Mining
     Graduate School of Business   Company; Professor
     Stanford University           (Emeritus) of Accounting
     Stanford, CA 94305-5015       Graduate School of
                                   Business, Stanford
                                   University.

Wayne Kirk.......................  Vice President, General
     Homestake Mining Company      Counsel and Corporate
     650 California Street         Secretary, Homestake Mining
     San Francisco, CA 94108-      Company.
     2788

Gillyeard J. Leathley............  Vice President, Operations,
     Homestake Mining Company      Homestake Mining Company.
     650 California Street
     San Francisco, CA 94108-
     2788

William F. Lindqvist.............  Vice President,
     Homestake Mining Company      Exploration, Homestake Mining Company.
     650 California Street
     San Francisco, CA 94108-
     2788

John Neerhout, Jr................  Director, Homestake Mining
     15 Peninsula Road             Company.
     Belvedere, CA 94920

Ronald D. Parker.................  Vice President, Canada,
     1000-700 W. Pender Street     Homestake Mining Company.
     Vancouver, BC V6C 168
     CANADA

David W. Peat....................  Vice President and
     Homestake Mining Company      Controller, Homestake
     650 California Street         Mining Company.
     San Francisco, CA 94108-
     2788

Stuart T. Peeler.................  Director, Homestake Mining
     Casa Codorniz                 Company; Petroleum Industry
     POB 35852                     Consultant.
     Tucson, AZ 85740

Carol A. Rae.....................  Director, Homestake Mining
     HC 89 - Box 188A              Company; Former President
     Hermosa, SD 57744             and Chief Executive
                                   Officer, Magnum Diamond
                                   Corporation.

Berne A. Schepman................  Director, Homestake Mining
     The Adair Company             Company; President, The
     1670 South Amphlett Blvd.     Adair Company.
     Suite 214
     San Mateo, CA  94402

Richard A. Tastula...............  Vice President, Australia,
     9th Floor                     Homestake Mining Company.
     2 Mill Street
     Perth, WA 6000

Jack E. Thompson.................  Director, President and
     Homestake Mining Company      Chief Executive Officer,
     650 California Street         Homestake Mining Company.
     San Francisco, CA 94108-
     2788

Thomas H. Wong...................  Assistant Treasurer and
     Homestake Mining Company      Assistant Secretary,
     650 California Street         Homestake Mining Company.
     San Francisco, CA 94108-
     2788


          On November 17, 1996, Homestake and Santa Fe entered into a confidentiality agreement pursuant to which, among other things, each party agreed to protect the confidential and proprietary information and data provided to each other in connection with the evaluation of one or more business transactions. On December 8, 1996, Homestake, Santa Fe and HMGLD Corp, a wholly-owned subsidiary of Homestake, entered into an Agreement and Plan of Merger pursuant to which the Combination will be consummated. On January 9, 1997, Homestake purchased 100 shares of Santa Fe common stock. In addition, the following individuals named above own the following shares of Santa Fe common stock, all of which has been owned by such individuals for more than 60 days: Mr. Peeler - 10,300 shares; Mr. Elam - 2,000 shares; and Mr. Graber - 1,000 shares.

          At the effective time (the "Effective Time") of the Combination, five members of the Homestake Board will continue as directors of Homestake. The other eight members of the Homestake Board will voluntarily resign as directors of Homestake. The Agreement provides that at the Effective Time, Mr. Thompson will become
Homestake's Chairman of the Board and Chief Executive Officer.

          A total of ten Homestake management personnel, including Messrs. Thompson, Elam, Kirk, Leathley and Lindqvist, have severance agreements with Homestake under which they are entitled to receive benefits in the event of a change of control followed by certain events. The Combination is a change of control for purposes of these severance agreements. Under the severance agreements, entitlement to benefits arises if, within three years following the consummation of the Combination, such person's employment is terminated or such person elects to terminate his employment following (i) a reduction in salary or certain benefits, (ii) a change in location of employment, (iii) a change in position, duties, responsibilities or status inconsistent with such person's prior position, or (iv) a reduction in responsibilities, title or office as in effect just before the consummation of the


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Combination. Benefits consist of (i) a lump sum payment equal to two times such person's highest annual salary and bonus (including deferred compensation) during the three years prior to termination,
(ii) continuation of participation in insurance and certain other fringe benefits for two years, (iii) continued vesting of stock options, and (iv) relocation assistance. Such benefits are in lieu of severance benefits otherwise payable under Homestake's general severance policy.

          The same ten management personnel are also participants in Homestake's Executive Supplemental Retirement Plan (the "Homestake ESRP"). The Homestake ESRP provides that participating employees accrue retirement benefits at the rate of 4 1/3% times years of service up to a maximum of 15 years. Service credit is then multiplied by average monthly compensation during the 36 consecutive months of highest compensation (salary and bonus) to determine a monthly retirement benefit. Benefits are payable on retirement at age 62 after 10 continuous years of service, with provision for early retirement between ages 55 and 62. Within two years following the Combination, if any participant's employment is terminated by Homestake or by the participant for any reason, such participant will fully vest in the maximum benefits payable under the Homestake ESRP to the extent such participant is not already fully vested, and will be entitled to commence receiving such benefits at age 55. Benefits payable under the Homestake ESRP are reduced to the extent of retirement benefits otherwise payable under any other Homestake retirement plan (except the Homestake Mining Company Savings Plan).

          Homestake has a deferred compensation plan under which 23 eligible employees and the directors are entitled to defer receipt of compensation. Deferred compensation earns interest at rates determined under the plan, with a higher rate equal to 120% of the regular rate (the "Preferred Rate") for persons who have been participants for more than five years. Under the deferred compensation plan, following the Combination, all deferred compensation will earn interest at the Preferred Rate.

        Other Representatives of Homestake Who May Communicate with Homestake and Santa Fe Shareholders



                                      Present Principal
Name and Business Address             Occupation or Employment
-------------------------             ------------------------

  Robert A. Pilkington..............  Managing Director
     Dillon, Read & Co. Inc.
     535 Madison Avenue
     New York, NY 10022


          Homestake has retained Dillon, Read & Co. Inc. ("Dillon Read") to act as its financial advisor in connection with the Combination and related matters. Pursuant to an engagement letter dated as of November 21, 1996, between Homestake and Dillon Read, Homestake has agreed to pay Dillon Read a fee of 0.33% of the equity consideration in the Combination, subject to a maximum fee of $6,500,000, for services provided in connection with the Combination. Of this amount, $2,250,000 was paid upon the announcement by Homestake of the execution of the Agreement; the payment of the balance is contingent upon the consummation of the merger. Homestake has also agreed to reimburse Dillon Read for the expenses reasonably incurred by it in connection with its engagement (including reasonable counsel fees) and to indemnify Dillon Read and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under the federal securities laws.

          This press release is being furnished by Homestake to Homestake and Santa Fe shareholders pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended, in response to the proposed Newmont exchange offer and Newmont's proposed solicitation of proxies. This press release is not being furnished by Santa Fe or its Board of Directors.